EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business September 30, 2012, filed in accordance with 12 U.S.C. §161 for National Banks.

Dollar Amounts
In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$16,931
Interest-bearing balances	74,188
Securities:
Held-to-maturity securities	0
Available-for-sale securities	204,296
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	30
Securities purchased under agreements to resell	24,666
Loans and lease financing receivables:
Loans and leases held for sale	31,929
Loans and leases, net of unearned income	728,980
LESS: Allowance for loan and lease losses	14,500
Loans and leases, net of unearned income and allowance	714,480
Trading Assets	40,930
Premises and fixed assets (including capitalized leases)	7,618
Other real estate owned	4,074
Investments in unconsolidated subsidiaries and associated companies	581
Direct and indirect investments in real estate ventures	86
Intangible assets
Goodwill	21,545
Other intangible assets	19,703
Other assets	57,739

Total assets	$1,218,796

LIABILITIES
Deposits:
In domestic offices	$876,434
Noninterest-bearing	234,742
Interest-bearing	641,692
In foreign offices, Edge and Agreement subsidiaries, and IBFs	76,676
Noninterest-bearing	2,323
Interest-bearing	74,353
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	8,985
Securities sold under agreements to repurchase	11,823

Dollar Amounts
In Millions
Trading liabilities	23,232
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	39,783
Subordinated notes and debentures	16,786
Other liabilities	35,449

Total liabilities	$1,089,168

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	99,518
Retained earnings	20,950
Accumulated other comprehensive income	7,541
Other equity capital components	0

Total bank equity capital	128,528
Noncontrolling (minority) interests in consolidated subsidiaries	1,100

Total equity capital	129,628

Total liabilities, and equity capital	$1,218,796

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan
EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

John Stumpf	Directors
David Hoyt
Carrie Tolstedt